EXHIBIT 99.1

Aastrom Initiates IMPACT-DCM Extension Study for Control Patients

Independent Data Safety Monitoring Board Approves Protocol Amendment for Initiation of Extension Study Involving Control Patients and Encourages Company to Begin Patient Enrollment

ANN ARBOR, Mich., July 14, 2010 (GLOBE NEWSWIRE) -- Aastrom Biosciences, Inc. (Nasdaq:ASTM), the leading developer of autologous cellular therapies for the treatment of severe cardiovascular diseases, today announced the initiation of an extension study for control patients from the company's ongoing open-label Phase 2 IMPACT-DCM clinical trial in patients with dilated cardiomyopathy (DCM). The extension study is designed to offer control-group patients from the IMPACT-DCM trial the opportunity to receive treatment with an expanded mixture of their own bone marrow-derived stem and progenitor cells after completing at least 6 months of follow-up.

The initiation of this extension study follows a positive review of safety and efficacy data by the IMPACT-DCM data safety monitoring board (DSMB) for the first 20 patients who participated in the IMPACT-DCM trial. Independent approval of the amended protocol and initiation of the extension study has also been granted by all institutional review boards (IRBs) affiliated with the clinical study sites. Patient enrollment is expected this quarter.

About Aastrom Biosciences

Aastrom Biosciences is developing expanded autologous cellular therapies for use in the treatment of severe cardiovascular diseases. The company's proprietary cell-processing technology enables the production of cellular therapies expanded from a patient's own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom's website at www.aastrom.com.

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This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans, objectives and expectations, clinical activity timing, intended product development, disease treatment and progression, patient symptoms and responses to treatment, treatment options and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management's current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

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